Securities and Exchange Commission
September 10, 1998
Page 1



                                                             EXHIBIT 16.1

                      [LETTERHEAD OF KPMG PEAT MARWICK LLP]


                                                       September 10, 1998


Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Physician Computer Network, Inc. and subsidiaries and, under the date of February 18, 1997, we reported on the consolidated financial statements of Physician Computer Network, Inc. and subsidiaries as of December 31, 1996 and 1995 and for the each of the years in the three-year period ended December 31, 1996. Under the date of March 25, 1998, we withdrew our auditors' report on the consolidated financial statements of Physician Computer Network, Inc. and subsidiaries as of and for the year ended December 31, 1996 and under the date of August 17, 1998, we withdrew our auditors' report on the consolidated financial statements of Physician Computer Network, Inc. and subsidiaries as of and for the years ended December 31, 1995 and 1994.

We have read the statements of Physician Computer Network, Inc. ("PCN" or the "Company") included under Item 4 of its Form 8-K dated August 31, 1998 and we agree with the statements contained in paragraph (ii), the first two sentences of paragraph (iv), paragraphs (v)(a), (v)(b), and the first and third sentences of paragraph (v)(c) and the first sentence of paragraph (vi) of Item 4. We do not agree with the first sentence of the first paragraph and paragraph (i) because we believe the first sentence of the first paragraph and paragraph (i) are not factually correct in providing the information required by Item 304(a)(1)(i) of Regulation S-K. We believe the second sentence of paragraph
(v)(c) needs to be clarified with respect to the date on which KPMG informed the Company that it could no longer be associated with the Company's 1996 consolidated financial statements. We also believe that the first two sentences of paragraph (iv) and paragraphs (v)(a), (v)(b) and the first and third sentences of paragraph (v)(c) while factually correct, are not complete as to the chronology of events that led to our withdrawal of our auditors' reports on the 1996, 1995 and 1994 consolidated financial statements.

We are not in a position to agree or disagree with the second and third sentences of the first paragraph, paragraph (iii), the third sentence of paragraph (iv) and the second sentence of paragraph (vi) contained therein.

We believe the first sentence of the first paragraph and



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Securities and Exchange Commission
September 10, 1998
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paragraph (i) of Item 4 should be replaced with the following paragraph:

         (i) On August 18, 1998, KPMG Peat Marwick LLP ("KPMG") met with and advised the Company through the Chairman of the Board of Directors ("Chairman") that KPMG had determined to resign as auditors of PCN. The Chairman requested that KPMG delay its resignation in order to permit a meeting with representatives of KPMG's national office. Such meeting was arranged for August 25, 1998. Prior to the commencement of the meeting, KPMG advised the Chairman that KPMG's conclusion as to the cessation of the client-auditor relationship had not changed and would not change as a result of the planned meeting. The Chairman then advised KPMG that attendance at the meeting would not be necessary and served KPMG with written notice that the audit relationship was terminated.

We believe paragraph (iv) of Item 4 should be supplemented with the following chronology of events:

  o From the end of January through mid-February 1998, KPMG raised a number of significant matters with the President (formerly Chief Operating Officer) and Chief Financial Officer of PCN in connection with KPMG's audit of the 1997 consolidated financial statements of the Company and with KPMG's retrospective review of the 1997 quarterly data of the Company. Such matters dealt, in part, with accounting principles applied and accounting practices followed by the Company in preparing its full-year and quarterly 1997 consolidated financial statements, difficulty in obtaining timely and accurate analyses from accounting personnel, inability to freely obtain third-party evidential information, management explanations that were not consistent with other facts gathered, and general interference in the audit process. Such matters were not resolved by February 20, 1998.

 o On February 20, 1998, KPMG requested that the President and Chief Financial Officer inform the Chairman, audit committee and the Company's outside counsel of the potential for significant year-end adjustments, the potential for significant adjustments to previously filed quarterly financial information, and the existence of significant deficiencies in the operation of internal control, including




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September 10, 1998
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       evidence of intentional override of internal control, evidence of lack of objectivity by those responsible for accounting decisions, evidence of falsification of shipping cut-off information, evidence of intentional misapplication of revenue recognition, capitalized software and other accounting principles, evidence of failure to perform reconciliations and account analyses on a timely basis or at all, evidence of significant accounting entries that lacked supporting analysis, and evidence of the absence of appropriate segregation of duties. KPMG also requested to meet with the Chairman and the audit committee.

 o On February 25, 1998 KPMG initially met with the President, Chief Financial Officer and PCN's outside legal counsel to discuss matters known to date, including identified irregularities in revenue and expense recognition during 1997, the strong likelihood that previously released 1997 quarterly financial information should be restated by the Company, the existence of material weaknesses in internal control described above, and the difficulties encountered in conducting the audit including gathering competent evidential information. KPMG then requested a private meeting with the Chairman and the Company's outside legal counsel to inform the Chairman of such matters. Due to the magnitude of the material weaknesses in internal control described above and the difficulties encountered by KPMG in conducting the audit, KPMG requested that the President be removed from the Company's premises through the completion of their audit and that he be instructed not to interfere with the audit process. On such date, KPMG also reported these matters to the Board of Directors ("Board") at a special meeting called by the Chairman. KPMG was also informed on February 25, 1998 by the then Chief Financial Officer, that certain information relating to an apparent customer payment that was material to the 1996 consolidated financial statements had been intentionally withheld from and misrepresented to KPMG in connection with both the 1996 and 1997 audits.

 o On February 25, 1998, at the request of KPMG, the Board placed the President on a leave of absence from the Company pending completion of the 1997 audit.

 o On March 1, 1998 KPMG attended a meeting with a board member who had been assigned temporary operational responsibility at the Company, the Chief Financial Officer and representatives


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September 10, 1998
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       of the  Company's  outside  legal  counsel.  The meeting was  arranged to permit the Chief Financial Officer to discuss the magnitude of the irregularities in the Company's 1997 consolidated financial statements. The Chief Financial Officer presented restated 1997 quarterly financial information and full-year 1997 results, and informed all those in attendance that analyses previously provided by the Company to KPMG in connection with the on-going 1997 audit were not correct. The Chief Financial Officer also made the assertion that irregularities did not occur in periods prior to January 1, 1997 except for the documentation relating to the apparent customer payment disclosed to KPMG on February 25, 1998.

 o On March 2, 1998 the Board appointed a special committee of the Board ("special committee") to investigate the events and circumstances surrounding the accounting irregularities brought to the attention of the Board by KPMG.

 o On March 3, 1998 the Company issued a press release announcing that KPMG recently had identified certain instances during 1997 in which the Company improperly recognized items of revenue and expense and that the Company would restate its results for each of the first three quarters of 1997 to report a loss form operations for each of those quarters.

 o On March 20, 1998 KPMG made a presentation to the Board regarding the background and status of the 1997 audit and certain issues identified to date, including the pervasiveness of the material weaknesses in internal control as evidenced by more widespread involvement of employees of the Company, which was beyond the matters communicated to the Board on February 25, 1998. KPMG also indicated that it was currently evaluating additional information related to the 1996 transaction underlying the apparent customer payment to determine if that transaction was properly reported in the 1996 consolidated financial statements.

 o On March 25, 1998, in light of the Company's announcement raising questions relating to the Company's consolidated financial statements, the ongoing investigation of the special committee, and certain facts coming to KPMG's attention relating to the 1996 transaction involving an apparent customer payment, KPMG withdrew its auditors' report



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September 10, 1998
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       on the consolidated financial statements of Physician
       Computer Network, Inc. and subsidiaries as of and for the year ended December 31, 1996.

 o From April 1998 through June 1998, KPMG continued its audit procedures and learned of additional irregularities in the 1996 consolidated financial statements.

 o In early July 1998, KPMG became aware of potential irregularities in the 1995 consolidated financial statements. On July 24, 1998 KPMG advised the Company of the potential need to withdraw its auditors' report on the 1995 consolidated financial statements because of information that had recently come to its attention.

 o On August 17, 1998, KPMG determined to withdraw its auditors' report on the consolidated financial statements of Physician Computer Network, Inc. and subsidiaries as of and for the years ended December 31, 1995 and 1994 since KPMG had learned that there were other instances during the 1996 and 1995 periods in which the Company improperly recognized items of revenue and expense and determined that the representations obtained from the then Chief Operating Office and Chief Financial Officer relating to all periods contained in the 1996 annual report on Form 10-K could no longer be relied upon.

Additionally, we believe that the last sentence of paragraph (iv) is misleading since the withdrawal of our auditors' reports with respect to the 1994, 1995 and 1996 consolidated financial statements results in those financial statements not being audited by KPMG.

We believe paragraph (v) of Item 4 should be supplemented with the following paragraphs:

       KPMG advised management on August 18, 1998 internal controls necessary for the Company to develop reliable consolidated financial statements do not exist. Material weaknesses in internal control were identified during the 1997 audit which were communicated as set forth above. The pervasiveness of such material weaknesses in internal control and the extent of the irregularities led KPMG to conclude that internal controls necessary for the Company to develop reliable consolidated financial statements do not exist.



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September 10, 1998
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       Information  came to KPMG's attention such that KPMG informed the Company in writing that KPMG was no longer able to rely on the representations of
       management  and  was  no  longer  willing  to  be  associated   with  the
       consolidated financial statements prepared by management for the years 1996, 1995 and 1994.

       Information  came to KPMG's  attention and KPMG  concluded  that (a) such information had a material impact on the consolidated financial statements for 1996, 1995 and 1994 and, therefore, its auditor's report thereon could no longer be relied upon and was withdrawn and (b) such information had a material impact on the 1997 consolidated financial statements under audit that, unless resolved to KPMG's satisfaction, would have prevented KPMG from rendering an unqualified opinion on those consolidated financial statements. Due to the cessation of the client-auditor relationship, the issues were not resolved.

We  believe  the  second   sentence  of  paragraph   (v)(c),   for  purposes  of
clarification, should read:

       On August 18, 1998, KPMG informed the Company that, as a result of KPMG's determination of the existence of certain instances in which the Company had improperly recognized items of revenue and expense during the Company's fiscal 1996 and 1995 fiscal years, and since KPMG could no longer rely upon the representations previously obtained from the then Chief Operating Officer and Chief Financial Officer of the Company (neither of whom are currently employed by the Company) relating to all periods contained in the 1996 annual report on Form 10-K, it could no longer be associated with the Company's 1995 and 1994 consolidated financial statements. Restated financial statements for the Company's 1996 and 1995 fiscal years had not been completed prior to the cessation of the client-auditor relationship.

                                                               Very truly yours,